Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File number 333-196260) and Form S-8 (File numbers 333-123709 and 333-182838) of Comstock Holding Companies, Inc., of our report dated April 17, 2017 relating to the consolidated financial statements of Comstock Holding Companies, Inc., which appears in this Form 10-K.

/s/BDO USA, LLP

McLean, Virginia

April 17, 2017